SUBSIDIARIES OF MORTGAGE.COM, INC.



              SUBSIDIARY                             JURISDICTION
  First Mortgage Network of California, Inc.           California
  FMN Collinsville Corp.                               Florida
  FMN Management Company, Inc.                         Florida
  1347939 Ontario Inc.                                 Ontario, Canada
  Western America Mortgage, Ltd.                       Florida